FACTORING AND SECURITY AGREEMENT

THIS FACTORING AND SECURITY AGREEMENT (“Agreement”) is made as of November 4, 2016 by and between THE MASLOW MEDIA GROUP, INC, (“Client”) and Advance Business Capita] LLC d/b/a Triumph Business Capital (together with its Affiliates, successors and assigns, “Triumph”), (individually, “Party” and collectively, “Parties”).

1. Definitions and Index to Definitions. The following terms used herein shall have the following meanings. All capitalized terms, whether or not herein defined, shall have the meaning set forth in the Uniform Commercial Code except to the extent otherwise provided in this Agreement.

1.1.	“Account Debtor” - the obligor on an Account.

1.2.	“Active Account Debtor” - an Account Debtor of Client which owes all or any portion of a Purchased Account to Triumph.

1.3.	“Advance Rate” - the percentage, per Schedule A, of the Face Amount of Purchased Accounts immediately available to the Client on the Purchase Date.

1.4.	“Affiliate” or “Affiliated” - means any Person that, whether directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common ownership or control. Each of the following shall be deemed Affiliated with Client: Client’s executive officers and directors; if Client is a Corporation, each shareholder, that, directly or indirectly, owns or directs 10% or more of any class of voting securities; if Client is a partnership, all general, limited or special partners and if Client is a limited liability company, all elected managers or members that have contributed or that have the right to receive, upon dissolution, 10% or more of the company’s capital.

1.5.	“Balance Subject to Finance Fees” - the difference between the unpaid Face Amount of Purchased Accounts and the Reserve Account - but only to the extent that a Finance Rate is designated as applicable, pursuant to Schedule A.

1.6.	“Closed” - in connection with a Purchased Account, occurs upon Triumph’s receipt of full payment of a Purchased Account from a Payor or the Client (including payment by a charge to the Reserve Account).

1.7.	“Collateral” - all of Client’s assets now owned and hereafter acquired including Accounts, Chattel Paper, Deposit Accounts, Inventory, Equipment, Instruments, Investment Property, Documents, Letter of Credit Rights, Commercial Tort Claims, and General Intangibles.

1.8.	“Complete Termination” - in connection with the Term of this Agreement, occurs upon satisfaction of the following conditions: (a) payment in full of ail Obligations of Client to Triumph; (b) if Triumph has issued or caused to be issued guarantees, promises, or letters of credit on behalf of Client, acknowledgement from any beneficiaries thereof that Triumph or any other issuer has no outstanding direct or contingent liability therein and (c) Client has executed and delivered to Triumph a general release in a form prepared by and acceptable to Triumph.

1.9.	“Default Fees” - 1.5 times the fees listed in Schedule A, applicable only upon an Event of Default.
1.10.	“Discretion”- in the sole and exclusive business judgment or determination of Triumph.

1.11.	“Early Termination Fee” - 5% of the Maximum Advance, applicable only if this Agreement is terminated subsequent to the No-Risk Termination Period and prior to end of the Term.

1.12.	“Eligible Account” - an Account that in Triumph’s Discretion is acceptable for purchase.
1.13.	“Events of Default” - see Section 10.1

1.14.	“Expedited Settlement Fee” - $25.00 or 1% of the Advance Rate portion of the Purchase Price, whichever is greater, upon Client’s request for payment of the Purchase Price sooner than as provided in Section 2.2.

1.15.	“Exposed Payments” - payments received by Triumph that may subject Triumph to an Avoidance Claim under the United States Bankruptcy Code.

1.16.	“Face Amount” - the amount due on an Account at the time of purchase as evidenced by the Invoice and Invoice Documentation.

1.17.	“Factoring Fee” - the Factoring Fee Percentage multiplied by the Face Amount of a Purchased Account, for each Factoring Fee period or portion thereof, that any portion thereof remains unpaid as provided in Schedule A.

1.18.	“Factoring Fee Percentage” - as provided in Schedule A.

1.19.	“Finance Fees” - the product of the Finance Rate (if applicable, as provided in Schedule A) multiplied by Balance Subject to Finance Fees,

1.20.	“Finance Rate” - a rate per annum, expressed as a function of Prime Rate, if applicable, as provided in Schedule A.

1.21.	“Insolvent” - in connection with an Account Debtor occurs when, on or before the Repurchase Date, the Account Debtor becomes subject to: (i) a petition under any state or federal debtor relief or liquidation statute filed within the Insolvency Period, or (ii) a proceeding under Chapters 11 or 13 of the Bankruptcy Code filed or the conversion of said case to one under Chapter 7. The burden of proof as to the Insolvency of an Account Debtor shall rest solely on the Client, with it being presumed that at all relevant times an Account Debtor is not Insolvent.

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1.22.	“Invoice” - the document that evidences or is intended to evidence the terms of sale giving rise to an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

1.23.	“Invoice Documentation” - all records, whether in electronic or paper form, relating to or supporting an Invoice in respect to a claim for payment from an Account Debtor including purchase orders, hills of lading, receiving documents, shipping receipts, packing lists and the like.

1.24.	“Maximum Advance” - an amount, per Schedule A, equal to and not to exceed the total amount payable by Triumph to Client based on the Advance Rate portion of all Purchased Accounts offered during the Term of this Agreement and not Closed. Triumph may elect not to purchase any Account which will cause the unpaid balance of Purchased Accounts to exceed the Maximum Advance. However, if Triumph purchases Accounts in excess of the Maximum Facility, same shall have no adverse consequences to Triumph’s rights under this Agreement.

1.25.	“Minimum Monthly Fee” - the minimum value of monthly Factoring Fees, but applicable only after the first 90 days of the initial Term: Not Applicable.

1.26.	“No-Risk Termination Period” - the period of time in which the Early Termination Fee is waived; that being 30 days from the date of this Agreement.

1.27.	“Obligations” - all present and future monetary indebtedness, liabilities and obligations owing by Client to Triumph, whether or not arising hereunder and whether arising before, during or after the commencement of any Bankruptcy Case in which Client is a Debtor or Debtor-In-Possession.

1.28.	“Payor” - An Account Debtor or another entity making payment for the benefit of such party.

1.29.	“Person” - includes but is not limited to individuals, firms, associations, joint adventures, general and limited partnerships, estates, trusts, business trusts, syndicates, fiduciaries, corporations, limited liability companies, all forms of Registered Organizations, and all other groups or combinations.

1.30.	“Prime Rate” - the “prime rate” as set forth in the Money Rates section of The Wall Street Journal or, if unavailable, Triumph will substitute a comparable index. For purposes of this Agreement, Prime Rate is subject to a minimum of 5% per annum. Triumph shall have Discretion to adjust the Factoring Fee Percentage, either up or down, to reflect changes in the Prime Rate.

1.31.	“Purchase Date” - each date on which Client has been advised, either through writing or posting on daily settlement reports available to Client, that Triumph has elected to issue the Purchase Price to purchase an Account.

1.32.	“Purchase Price” - the Face Amount of a Purchased Account less the Factoring Fee.

1.33.	“Purchased Accounts” - Accounts purchased hereunder which have not been Closed.

1.34.	“Repurchase Period” - as provided in Schedule A.

1.35.	“Repurchase” - an Account for which Client has paid to Triumph the then unpaid Face Amount.

1.36.	“Required Reserve Amount” - the product of the total unpaid balance of all Purchased Accounts multiplied by a percentage equal to the difference between 100% and the Advance Rate percentage, as provided in Schedule A.

1.37.	“Reserve Account” - a non-Deposit Account maintained by Triumph for bookkeeping purposes, intended to represent the aggregate, yet-to-be paid, portion of all Purchased Accounts.

1.38.	“Reserve Shortfall” - the amount by which the Reserve Account is less than the Required Reserve Amount.

1.39.	“Schedule of Accounts” - a form supplied by Triumph from time to time to be used by Client to identify Accounts offered for sale to Triumph under this Agreement.

1.40.	“Setup Fee” - a fee identified per Schedule A.

1.41.	“Term” - term of this Agreement, as identified in Schedule A.

1.42.	“Uniform Commercial Code” - the Uniform Commercial Code as adopted in the state of Texas.

2. Sale; Purchase Price; Billing.

2.1.	Client shall offer for sale to Triumph, as absolute owner and with full recourse, such of Client’s Accounts as are listed from time to time on each Schedule of Accounts. Each Schedule of Accounts shall be accompanied by Invoice Documentation supporting the Account. Triumph may, in its Discretion, elect to purchase from Client such Accounts that Triumph determines to be Eligible Accounts.

2.2.	Triumph shall pay or otherwise make available to Client the Purchase Price of any Purchased Account, on one (1) business day of the Purchase Date, less any amounts due to Triumph from Client, including, without limitation, any fees, expenses and Reserve Shortfall.

2.3.	At the time each Schedule of Accounts is delivered by Client to Triumph, Client will have offered for sale to Triumph the Accounts so listed and shall also offer for sale each and every other then existing or later arising Account related to an Active Account Debtor. Triumph may transmit a monthly statement to each Payor by, among other things, itemizing their account activity during the preceding billing period.

2.4.	Client shall not, without the prior written consent of Triumph in each instance, change or modify the terms of any original Invoice or any Invoice Documentation in respect to any Active Account Debtor or Purchased Account.

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2.5.	Subject to the terms and conditions of this Agreement, Triumph is authorized to purchase Accounts upon telephonic, facsimile or other instructions received from any officer, employee or representative of Client.

3. Fees and Expenses. Client shall pay to Triumph the following items:

3.1.	Factoring Fees. The Factoring Fee on the date on which a Purchased Account is purchased, as well as for subsequent periods as applicable - as provided in Schedule A.

3.2.	Finance Fees. Computed on the Balance Subject to Finance Fees on the first day of the month following the month in which it accrues, as applicable - as provided in Schedule A.

3.3.	Early Termination Fee. Applicable only in the event that Client terminates this Agreement after the end of the No-Risk Termination Period and other than at the end of the Term.

3.4.	Out-of-pocket Expenses. The out-of-pocket expenses directly incurred by Triumph in the administration of this Agreement such as wire transfer fees, electronic funds transfer fees, postage and audit fees - as provided in Schedule A.

3.5.	Field Audit Expenses. $750 per day plus travel expenses in respect to each audit, applicable only if the total Purchased Accounts exceeds $1,000,000, upon an Event of Default or as may otherwise be provided in Schedule A. Subject to the preceding sentence, Triumph may have performed but Client shall not be required to pay for more than two audits per twelve-month period.

3.6.	Other Charges. Other fees and expenses as specified in this Agreement or as may otherwise be provided in Schedule A, including, upon each occurrence, Expedited Settlement Fees.

4. Reserve Account.

4.1.	Triumph shall pay to Client weekly, or at such other times and frequencies mutually agreeable to the Parties, any amount by which the Reserve Account exceeds the Required Reserve Amount, subject to Triumph’s right to charge the Reserve Account with any Obligations. Triumph may pay any amounts due Client hereunder by making a credit to the Reserve Account. Additionally, Triumph may increase the Required Reserve Amount by the value of Purchased Accounts which, in its Discretion, are unlikely to be paid prior to the Repurchase Period.

4.2.	Client shall pay to Triumph, on demand, the amount of any Reserve Shortfall. If a Reserve Shortfall continues to exist for ten (10) days after notice of same is issued by Triumph, Client shall also pay either as a debit to any Purchase Price paid or payable by Triumph, or immediately upon demand, an amount equal to nine percentage points (9%) in excess of Prime Rate (but not to exceed the maximum rate of interest permitted by applicable law) and such charges will continue on the outstanding Reserve Shortfall until the Reserve Shortfall is eliminated. The imposition of such interest charges shall not be deemed to excuse a late payment or be deemed a waiver of any other rights of Triumph under this Agreement.

4.3.	Triumph may retain the Reserve Account for ninety days following termination of this Agreement or until a Complete Termination, whichever is greatest, to be applied to, inter alia, payment of any Obligations whether known or unknown to Triumph at the time of termination.

5. Account Disputes. Client shall notify Triumph promptly of and, if, but only if, requested by Triumph in writing, at Client’s sole cost and expense, will seek to settle all disputes concerning any Purchased Account, however, no final resolution shall be made without Client having first obtained Triumph’s express written authorization. Triumph, at Client’s sole expense, shall at all times be irrevocably authorized, but not required, to settle, compromise, or pursue collection of (collectively, “Resolve”) any dispute pertaining to a Purchased Account upon such terms, per Triumph’s Discretion, without otherwise seeking Client’s consent. Upon the occurrence of an Event of Default Triumph may Resolve such issues with respect to any Account of Client.

6. Repurchase of Accounts. Triumph may demand that Client Repurchase a Purchased Account by requiring payment or at Triumph’s option, by debiting the Reserve Account of the then unpaid Face Amount of such Purchased Account together with any unpaid fees including those described in Section 3 above, in connection with each of the following:

6.1.	Any Purchased Account in respect to which (a) a Payor has indicated an inability or unwillingness to pay the Purchased Account when due or (b) remains unpaid beyond the Repurchase Period or (c) in Triumph’s Discretion a Payor qualifies as Insolvent;

6.2.	Any Purchased Account, the right to receive payment of which has been disputed by a Payor, Triumph being under no obligation to determine the bona Tides of such dispute;

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6.3.	Any Purchased Account in respect to which Client has breached any representation, warranty or covenant as set forth in the Sections 8 and 9; and

6.4.	All Purchased Accounts upon occurrence of an Event of Default or upon the termination date of this Agreement.

7. Security and Ownership Interest; Notification of Assignment.

7.1.	To secure all of Client’s Obligations, Client grants to Triumph a continuing first priority Security Interest in the Collateral. Notwithstanding the creation of this Security Interest, the relationship of the parties constitutes an Account Purchase Transaction as more specifically descrihed in Section 21.

7.2.	To enable Triumph’s perfection of its unconditional and unfettered ownership interest in the Purchased Accounts, Client authorizes Triumph to file a UCC Financing Statement so noting such ownership interest.

8. Representation and Warranties. Client and each principal who has executed this Agreement on Client’s behalf, represents and warrants each of the following:

8.1.	This Agreement constitutes its legal, valid and binding obligation, it is fully authorized to enter into this Agreement and to perform its Obligations hereunder and all required signatures are properly evidenced and genuine;

8.2.	Client is solvent, in good standing in the jurisdiction of its organization and able to pay its debts as they mature;

8.3.	Client has filed ail tax returns and required reports and is current on payment of all taxes, assessments, fees and other governmental charges;

8.4.	All financial statements and all other information which have been furnished by Client to Triumph are true, correct and complete in all material respects, and there have been no material adverse changes in the condition (financial or otherwise) of Client since submission.

9. Covenants by Client. Client and each principal who has executed this Agreement on Client’s behalf, covenants, upon the execution of this Agreement and in each instance that a Schedule of Accounts is delivered to Triumph, each of the following:

9.1.	Each Purchased Account is and will: (a) remain a bona fide existing obligation created by the full and complete rendition of services or sale and delivery of goods in the ordinary course of Client’s business; (b) remain unconditionally owed and will be paid to Triumph in full without any assertion of a defense, dispute, offset, counterclaim, or right of return or cancellation, other than Accounts owed by an Account Debtor which becomes subject to any bankruptcy or state debtor relief proceeding; and (c) not constitute a sale to any entity that is Affiliated with Client or in any way not an “arm’s length” transaction.

9.2.	Client shall not create, incur, assume or permit to exist any Security Interest, lien or any form of adverse ownership interest or claim upon or with respect to any of the Purchased Accounts or Collateral in which Triumph now or hereafter holds an ownership interest or a Security Interest.

9.3.	Before sending any Invoice to an Account Debtor, Client shall notate on same the form of notice of assignment as may be required by Triumph and/or otherwise notify any Payor of such assignment of Triumph’s right to receive payment.

9.4.	Client shall not solicit from any Account Debtor any form of payment in respect to a Purchased Account or any Account offered for sale to Triumph. Should Client receive payment of all or any portion of any Purchased Account, Client shall immediately notify Triumph of receipt of the payment, hold said payment in express trust for Triumph separate and apart from Client’s own property and funds, and by no later than the next banking day following the date of receipt, deliver said payment to Triumph in the identical form in which received. Any claim or cause of action that Client may have against Triumph, whether predicated on this Agreement or otherwise, shall not constitute a defense or any form of excuse of non-performance to the enforcement by Triumph in law or in equity of the provisions contained in this section applicable to Client’s duty to hold in trust and turn over all proceeds of Purchased Accounts to Triumph. The Client’s duties and Obligations contained in this section shall at all times be deemed independent covenants such that Client’s duty to honor the provisions of this section may at no time be excused due to, inter alia, any breach that Client may assert against Triumph.

9.5.	Client shall provide Triumph, within two (2) business days, with written Notice of: (a) any billing dispute including, but not limited to, any challenge by a Payor as to invoiced amount, damage to shipped cargo, returns or allowances or claim for loss or (b) actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Active Account Debtor.

9.6.	Client shall not, without the prior written consent of Triumph, in each instance: (a) grant any extension of time for payment or otherwise modify the terms of any of its Accounts, (b) compromise or settle any of its Accounts for less than the full amount thereof, (c) release in whole or in part any Payor, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts.

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9.7.	Client shall timely pay all payroll and other taxes, and shall provide proof thereof to Triumph in such form as Triumph shall reasonably require.

9.8.	Client shall maintain insurance at all times on all insurable property owned or leased by Client in such manner, to the extent and against at least such risks (in any event, including but not limited to fire and business interruption insurance) as usually maintained by owners of similar businesses and properties in similar geographic areas. All such insurance shall be in such form and written by such companies acceptable to Purchaser.

9.9.	Client, its employees and agents shall comply with all applicable laws and regulations in connection with its business activities including, without limitation, the maintaining in good standing of all required business permits, licenses, authorities and registrations and, in addition, shall not take any action which may lead to penal liability due to fraud, embezzlement, bribery or other corruption crimes.

9.10.	Client shall not, outside Client’s ordinary course of business, sell, transfer or assign any of Client’s assets without the prior written consent of Purchaser and Client will notify Purchaser, in writing, of any existing or newly created business, if owned in whole or part by Client or Client’s principals and such company is in any way related to or associated with the type of business conducted by Client.

9.11.	From time to time as requested by Purchaser, Purchaser or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Client’s books and records and Client shall permit Purchaser or its designees to make copies or extracts therefrom. Client hereby irrevocably authorizes and shall direct each of its accountants and third parties to disclose and deliver to Purchaser, at Purchaser’s request and at Client’s expense, all financial information, books and records, work papers, management reports and other information in their possession relating to Client.

9.12.	Client acknowledges that the duty to accurately complete each Schedule of Accounts is fundamental to this Agreement and as such the duty to accurately complete each Schedule of Account shall at all times remain nondelegable such that each of Client’s principal(s) acknowledge that he/she shall remain fully responsible for the accuracy of each Schedule of Accounts delivered to Purchaser regardless of who may otherwise be delegated the responsibility to prepare, complete or submit each such Schedule of Accounts.

9.13.	Client will provide, upon request, agings of accounts receivable and payables, as well as financial statements prepared in accordance with generally accepted accounting principles, including income statement and balance sheet, applicable only if the total Purchased Accounts exceeds $1,000,000, upon an Event of Default or as may be requested by Triumph.

10. Default.

10.1.	Events of Default. The following will constitute an Event of Default hereunder: (a) Client’s failure to pay any Obligation or perform any provision under this Agreement or any other agreement now or hereafter entered into with Triumph; (b) any covenant, warranty or representation contained under this Agreement proves to be false in any way, howsoever minor, (c) Client or any guarantor of the Obligations becomes subject to any bankruptcy, state debtor-relief proceeding such as an assignment for the benefit of creditors or becomes subject to the appointment of any receivership, (d) any guarantor fails to perform or observe any of such guarantor’s duties or obligations to Triumph or shall notify Triumph of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever, (e) Client fails to offer for sale to Triumph an Eligible Account for a period of thirty (30) days from the date the last Eligible Account was offered for sale by Client; and (f) Triumph, in good faith, deems itself insecure with respect to the prospect of repayment or performance of the Obligations or any other required performance under this Agreement.

10.2.	Effect of Default. Upon the occurrence of any Event of Default, in addition to any rights Triumph has under this Agreement or applicable law, Triumph may, without notice, immediately terminate this Agreement and/or declare all Obligations immediately due and payable and all fees shall accrue and be payable at the Default Fees rate.

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11. Authorization to Triumph. Client authorizes Triumph and irrevocably grants power of attorney to Triumph to exercise each and any of the following powers until all of Obligations have been paid in full and a Complete Termination has been performed:

11.1.	At All Times: (a) Receive, take, endorse, assign, deliver, accept and deposit, in the name of Triumph or Client, any and all Proceeds of any Collateral securing the Obligations or the Proceeds thereof; (b) Take or bring, in the name of Triumph or Client, all steps, actions, suits or proceedings deemed by Triumph necessary or desirable to effect collection of or other realization upon Triumph’s Accounts; (c) File any claim in connection with any bond or any trust fund; (d) Pay any sums Triumph, in its sole and exclusive discretion, deems necessary including the discharge of any Security Interest, lien or encumbrance which may be senior to Triumph’s Security Interest in any assets of Client, which sums shall thereafter be included as Obligations hereunder; (e) File and enforce in the name of Client or Triumph, or both, a mechanics or any other form of lien or related notices, or claims under any payment bond, in connection with goods or services sold by Client; (f) Notify any Payor obligated with respect to any Account, that, inter alia, the Account has been assigned to Triumph by Client and that payment thereof is to be made to the order of and directly and solely to Triumph; (g) Communicate directly with Client’s Payors, regardless of whether any actual Obligation is due at the time of such communication, to verify the amount and validity of any Account created by Client; (h) Accept, endorse and deposit any checks tendered by an Account Debtor “in full payment” of its obligation to Client and Client shall not assert against Triumph any claim arising therefrom, irrespective of whether such action by Triumph effects an accord and satisfaction of Client’s claims, under §3-311 of the Uniform Commercial Code, or otherwise; (i) File, amend and correct any addresses with the proper federal, state and local authorities and (j) Affix an electronic version of the signature of Client to any notification of assignment or other communication sent by Triumph to an Account Debtor, the Internal Revenue Service or other governmental or regulatory agency.

11.2.	Upon an Event of Default: (a) Change the address for delivery of mail to Client and to receive and open mail addressed to Client; (b) Extend the time of payment, compromise or settle for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts and discharge or release any Payor (including filing of any public record releasing any lien granted to Client by such Account Debtor), without affecting any of the Obligations; (c) Initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Client; (d) Without expense to Triumph, use any of Client’s personnel, equipment, including computer equipment, programs, printed output and computer media, supplies and premises for the collection of Accounts and realization on other Collateral as Triumph, in its sole discretion, deems appropriate and (e) Implement Default Fees. In the event, due to an Event of Default, Triumph deems it necessary to seek equitable relief, including, but not limited to, injunctive or receivership remedies, Client waives any requirement that Triumph post or otherwise obtain or procure any bond. Alternatively, in the event Triumph, in its sole and exclusive discretion, desires to procure and post a bond, such bond may be limited to the sum of $10,000.00 notwithstanding any common or statutory law requirement to the contrary, and Triumph shall nonetheless be entitled to all legal benefits as if such bond was posted in an amount as may otherwise be required by law.

11.3.	Financing Statements: File any initial Financing Statement and amendments thereto that: (a) Indicates the Collateral as “all assets” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code, or as being of an equal or lesser scope or with greater detail; (b) Contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any Financing Statement or amendment, including whether the Client is an organization, the type of organization, and any organization identification number issued to the Client; (c) Contain a notification that Client has granted a negative pledge to Triumph, and that any subsequent lienor may be tortiously interfering with Triumph’s rights; (d) Advise third parties that any notification of Client’s Account Debtors will interfere with Triumph’s collection rights and (e) File any Information Statement under Section 9-518 of the Uniform Commercial Code that Triumph reasonably deems necessary to cure any inaccuracy or otherwise preserve its rights hereunder.

12. Termination; Effective Date.

12.1.	Term. This Agreement will be effective on the date it is executed and accepted by Triumph (“Effective Date”) and unless duly terminated shall continue for successive Terms from the later of the Effective Date or the date of any executed modification, unless Client shall provide at least thirty (30) days, prior written notice to Triumph of its intention not to automatically renew. Upon receipt of such notice, this Agreement will terminate on the last date of the current Term or, if prior to that date, on the specified “Early Termination Date,” Triumph may terminate this Agreement at any time by giving Client thirty (30) days prior written notice of termination, or at any time without notice upon the occurrence of any Event of Default.

12.2.	No Lien Termination without Release. In recognition of Triumph’s right to have a Complete Termination, notwithstanding payment in full of all Obligations by Client, Triumph shall not be required to record any terminations of any Financing Statement or satisfactions of any of Triumph’s ownership rights or Security Interest in the Collateral unless and until Complete Termination has occurred. Client understands that this provision constitutes a waiver of its rights under §9-513 of the Uniform Commercial Code.

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13. Account Stated. Triumph may provide Client, electronically through a website or otherwise, with information on the Purchased Accounts and a monthly reconciliation of the factoring relationship relating to billing, collection and Account maintenance such as aging, posting, error resolution and mailing of statements or make such information available. All of the foregoing shall be in a format and in such detail, as Triumph, in its sole discretion, deems appropriate. Triumph’s books and records or electronically stored information shall be admissible in evidence without objection as to authenticity, hearsay or otherwise and shall be admissible as prima facie evidence of the status of the Purchased Accounts and non-Purchased Accounts and Reserve Account between Triumph and Client. Each statement, report, or accounting rendered or issued by Triumph to Client and all electronically stored information shall be deemed conclusively accurate and binding on Client unless within fifteen (15) days after the date of issuance or, in the case of electronically stored information, the first of each month, Client notifies Triumph to the contrary by registered or certified mail, setting forth with specificity the reasons why Client believes such statement, report, or accounting or electronically stored information is inaccurate, as well as what Client believes to he correct. Client’s failure to receive any monthly statement or access the electronically stored information shall not relieve it of the responsibility to request such information and Client’s failure to do so shall nonetheless bind Client to whatever Triumph’s records or electronically stored information report.

14. Indemnification. Client agrees to indemnify Triumph against and save Triumph harmless from any and all manner of suits, claims, liabilities, demands and expenses, whether directly or indirectly, resulting from or arising out of this Agreement including the transactions or relationships contemplated hereby and the enforcement of this Agreement, and any failure by Client to perform or observe its duties under this Agreement. In no event will Triumph be liable to Client for any lost profits or any form of consequential, incidental or special damages resulting from or arising out of or in connection with this Agreement, the transactions or relationships contemplated hereby or Triumph’s performance or failure to perform hereunder, even if Triumph has heen advised of the possibility of such damages.

15. Exposed Payments. Upon termination of this Agreement and in addition to any other Obligations owing, Client shall pay to Triumph (or Triumph may retain in a non-segregated non-interest bearing account) an amount equal to the total of all Exposed Payments (the “Preference Reserve”). Triumph may charge the Preference Reserve with the amount of each Exposed Payment that Triumph pays to any bankruptcy estate of a Payor that made the Exposed Payment on account of a claim asserted under the Bankruptcy Code. Triumph shail, from time to time, refund to Client that portion of the Preference Reserve for which a claim under the Bankruptcy Code can no longer be asserted due to the passage of the statute of limitations, settlement with the bankruptcy estate of the Payor or otherwise.

16. Successor Entity. In the event, during the Term of this Agreement or while Client remains liable to Triumph for any Obligations under this Agreement, Client’s principal(s), officer(s) or directors) directly or in conjunction with any other person, causes to be formed a new entity or otherwise become associated with any newly formed or existing entity that provides Goods or services similar to those of Client, whether corporate, partnership, limited liability company or otherwise, such entity shall be deemed to have expressly assumed the Obligations Client owes Triumph under this Agreement. With respect to each such entity, Triumph shall be deemed to have been granted an irrevocable power of attorney with authority to file a new UCC-1 Financing Statement naming such newly formed or existing entity as Debtor, and to have it filed with any and all appropriate secretaries of state or other UCC filing offices. Triumph shall be held harmless by Client and its principals, officers or directors and be relieved of any liability as a result of Triumph’s filing of any such Financing Statement or the resulting perfection of its ownership or Security Interests in such entity’s assets. In addition, Triumph shall have the right to notify such entity’s Account Debtors of Triumph’s rights, including without limitation, Triumph’s right to collect all Accounts, and to notify any creditor of such entity that Triumph has rights in such entity’s assets.

17. Attorneys’ Pees; Expenses. Client agrees to reimburse Triumph, on demand, for the actual amount of all costs and expenses, including attorneys’ fees, which Triumph may incur in: (a) enforcing this Agreement and any documents prepared in connection herewith, (b) protecting, preserving or enforcing any lien, Security Interest or other right granted by Client to Triumph or arising under applicable law, whether or not suit is brought, or defending Triumph’s ownership rights in the Purchased Accounts or its Security Interest rights and/or priority in the Collateral; (c) the defense of any Avoidance Claims; or (d) connection with any federal or state insolvency proceeding commenced by or against Client, including, but not limited to, any subpoena or other legal process in any way relating to Client, including those arising out of the automatic stay, seeking dismissal or conversion of a bankruptcy proceeding, opposing confirmation of Client’s plan there under. This provision shall survive termination of this Agreement. Notwithstanding the existence of any law, statute (including, but not limited to Tx. Civ. Prac. & Remedies Code Chapter 38) rule or otherwise, in any jurisdiction which may provide Client with a right to attorney’s fees or costs, Client hereby waives any and all rights to seek such attorney’s fees or costs and Client agrees that Triumph exclusively shall be entitled to indemnification and recovery of any and all attorney’s fees or costs in respect to any litigation based hereon, arising out of, or related hereto, whether under, or in connection with, this and/or any agreement executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either Party so long as Triumph prevails in any respect and without having to segregate or identify the specific claims for which such fees were incurred.

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18. Entire Agreement. Client acknowledges each of the following: (a) that no promise of any kind has been made by Triumph or any third party on behalf of Triumph to induce Client to execute this Agreement except to the extent expressly contained herein; (b) that this Agreement, and any other agreement executed in connection herewith, is the product of joint negotiations such that no portion of this Agreement shall be construed against or in favor of either Party; (c) no course of dealing, course of performance or trade usage, and no parole evidence of any nature, may be used to supplement, after or modify any terms of this Agreement, and unless otherwise expressly stated in any other agreement between the Parties, if a conflict exists between the provisions of this Agreement and such other agreement, the provisions of this Agreement shall control. Parties acknowledge that there is no provision or subject matter in respect to this Agreement that either believes was negotiated, intended to be included herein but has been omitted and each agree that by executing this Agreement, the Parties each waive any right subsequent to the execution of this Agreement to seek reformation in any form.

19. Amendment and Waiver.

19.1.	Only a writing signed by all parties hereto may amend this Agreement except that if Triumph implements any procedural change in respect to which it delivers services or requires any changes to any form required by Triumph in connection with the performance of this Agreement, Triumph shall be entitled to electronically notify Client of the proposed change to be implemented and may effectuate the implementation without further consent by Client after Client is first given thirty (30) days notice of such proposed change. No failure or delay in exercising any right hereunder shall impair any such right that Triumph may have, nor shall any waiver by Triumph hereunder be deemed a waiver of any default or breach subsequently occurring. Triumph’s rights and remedies herein are cumulative and not exclusive of each other or of any rights or remedies that Triumph would otherwise have.

19.2.	Client acknowledges that neither Triumph’s determination that an Account qualifies as an Eligible Account nor any issuance or determination of the credit worthiness of an Account Debtor shall not excuse or otherwise limit in any way Client’s obligations or otherwise entitle Client to assert against Triumph any form of recoupment, set-off, or any other form of claim, whether based on tort, statute, common law, or otherwise, in the event that an Account Debtor tails to pay. Client and Triumph acknowledge that any credit-worthiness determination made by Triumph shall at all times be solely for the purpose of and designed to establish the amount of Purchase Price payments that Triumph may elect to make available to Client and any underwriting in connection therewith shall at no time be necessarily based upon any industry standard or subject to any standard of care. Client and Triumph acknowledge that they do not intend this section to be subject to modification or otherwise affected in any way by any form of an implied covenant or warranty, usage of trade, course of performance and/or course of dealing.

19.3.	Any claim or cause of action that Client may have or seek to assert against Triumph, whether predicated on this Agreement or otherwise, shall neither constitute a defense nor serve as any basis to excuse non-performance of Client’s duty to hold in trust and turn over all Proceeds of Purchased Accounts to Triumph. The Client’s duties and obligations contained herein shall at all times be deemed independent covenants such that Client’s duty to honor the provisions of this section may at no time be excused or otherwise adversely affected due to, inter alia, any breach that Client may assert against Triumph.

19.4.	Client acknowledges that neither the relationship created by this Agreement nor any subsequent services that Triumph may offer to Client shall entitle Client to assert any form of tort claim, whether in the form of negligence or otherwise, against Triumph and whether supported by statute, common law, or otherwise. Client and Triumph acknowledge that unless the terms of this Agreement create an express duty, the Parties do not intend for any duty to be implied or deemed included within this Agreement except that to the extent that an implied covenant of good faith may exist and in respect thereto, both Triumph and Client agree that in respect thereto, such duty, for the purpose of this Agreement, shall be limited so that neither party shall take any action to prevent the other party from performing under this Agreement.

20. Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the remaining provisions contained herein shall not in any way be affected or impaired.

21. Choice of Law; Account Purchase Transaction. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal substantive laws of the State of Texas without application of any choice of law doctrine. Client confirms and acknowledges that it does business as a commercial enterprise and that this Agreement is intended to be an “account purchase transaction,” as defined by Texas Finance Code §306.001(1) and pursuant to Texas Finance Code 306.103, it is conclusively established that no amount charged under this Agreement shall constitute interest. Client further acknowledges that in accordance with 9-318 of the UCC, Client will not retain any legal or equitable interest in any Purchased Account sold under this Agreement.

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22. Venue; Jurisdiction; Service. Any suit, action or proceeding arising hereunder, or the interpretation, performance or breach hereof, shall, if Triumph so elects, be instituted in any court sitting in Dallas County, Texas or, if none, any court located in the State of Texas nearest the location of Triumph (the “Acceptable Forums”). Client agrees that the Acceptable Forums are convenient to it, and submits to the jurisdiction of the Acceptable Forums and waives any and all objections to jurisdiction or venue. Should such proceeding be initiated by Client in any forum other than the Acceptable Forums, Client waives any right to oppose any motion or application made by Triumph to transfer such proceeding to an Acceptable Forum. Client agrees that Triumph may effect service of process upon Client by regular mail at the address set forth herein or at such other address as may be reflected in the records of Triumph, or by service upon Client’s agent for the service of process. For the purposes of computing Client’s deadline within which to serve a response to any petition or complaint under any applicable statute or rules of court, the period of time shall, if served by regular mail, commence three (3) days after the delivery of the complaint or petition as to any post office or mail drop; one (1) day after Client’s signed receipt or first refusal to accept any certified mail and two (2) days after Triumph’s delivery of the petition or complaint to any overnight carrier.

23. Jury Trial Waiver. The PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER OR IN ANY WAY RELATED OR INCIDENTAL TO THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED Willi ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

24. Assignment. Triumph may, without notice, assign its rights and delegate its duties hereunder. Upon such assignment or delegation, Client shall be deemed to have attorned to such assignee and shall owe the same duties and obligations to such assignee and shall accept performance hereunder by such assignee as if such assignee were Triumph. Client may not, without Triumph’s express written consent, delegate any of its duties under this Agreement to any other Person.

25. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart shall thereafter also promptly deliver a manually executed counterpart, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

26. Notice. All notices required to be given to any Party shall be deemed given upon the first to occur of (a) deposit thereof in a receptacle under the control of the U.S. Postal Service, (b) transmittal by electronic means to a receiver under the control of such Party, or (c) actual receipt by such Party or its employee or agent (in the ease of Triumph, actual receipt by a responsible officer of Triumph). For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such Party may in writing hereafter indicate.

	Client	Triumph Business Capital
Address:	2233 Wisconsin Ave NW, Ste. 400	701 Canyon Drive, Suite 100
	Washington, DC 20007	Coppell, Texas 75019
Officer:	Naveen Doki	George Thorson
Fax Number:	(202)965-6171	(214)513-9611
Email:	dokinav@yahoo.com	gthorson@triumphbeap.com

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FACTORING AND SECURITY AGREEMENT

SCHEDULE A - PRICING AND TERMS

This Schedule A, as referenced in that Factoring and Security Agreement dated November 4, 2016 by and between Advance Business Capital LLC d/b/a Triumph Business Capital (“Triumph”) and THE MASLOW MEDIA GROUP, I.NC. (“Client”), shall govern in respect to the following Terms:

Maximum Advance	$4,000,000
Term	One (1) Year with Annual Renewals
Advance Rate	90% of Eligible Accounts
Repurchase Period	120 days
Finance Rate	Prime Rate plus 3.5%
Factoring Fee	0.5%
Setup Fee	$300
Wire Transfer Fee	$18
Electronic Fund Transfer (ACH)	$3
Special Considerations	N/A

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